Exhibit 3.1

Execution Version

CERTIFICATE OF FORMATION

OF

LONGHORN MERGER SUB II, LLC

1. The name of the limited liability company is Longhorn Merger Sub II, LLC.

2. The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3. The name and address of its registered agent is National Registered Agents Inc., 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 14th day of May, 2021.

By:	/s/ Paul Bolaji
Name:	Paul Bolaji
Title:	Authorized Person